Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100955) of Array BioPharma Inc. of our report dated July 29, 2004, with respect to the financial statements and schedule of Array BioPharma Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ ERNST & YOUNG LLP

Denver, Colorado
August 31, 2006